Exhibit 5.1

Sierchio & Company, LLP

430 Park Avenue

Suite 702

New York, New York 10022

Telephone (212) 246-3030

Facsimile (212) 246-3039

September 13, 2012

Board of Directors

Armada Oil, Inc.

10777 Westheimer, Suite 1100

Houston, Texas 77042

Re: Registration Statement on Form S-1 (the “Registration Statement”)

Gentlemen:

We have acted as counsel to Armada Oil, Inc., a Nevada corporation (the “Company”) in connection with its registration for the resale by certain of its stockholders named in the section of the Registration Statement titled “Selling Stockholders” (the “Selling Stockholders”) of up to 13,109,570 shares of the Company’s common stock. The shares being registered are comprised of:

a)	6,894,785 shares of common stock, par value $0.001, that were issued to the Selling Stockholders pursuant to the 2011 Private Placement and/or the Share Exchange, pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended;

b)	up to 1,174,785 shares of common stock issuable upon exercise of outstanding Series A Stock Purchase Warrants by certain of the Selling Stockholders; each Series A Stock Purchase Warrant is exercisable at a price of $1.25 per share through December 31, 2013;

c)	up to 2,520,000 shares of common stock issuable upon exercise of outstanding Series B Stock Purchase Warrants by certain of the Selling Stockholders; each Series B Stock Purchase Warrant is exercisable at a price of $3.00 per share through March 30, 2017; and

d)	up to 2,520,000 shares of common stock issuable upon exercise of outstanding Series C Stock Purchase Warrants by certain of the Selling Stockholders; each Series C Stock Purchase Warrant is exercisable at a price of $3.00 per share through March 30, 2019.

All capitalized terms herein that are not otherwise defined shall have the meaning ascribed thereto in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, and Registration Statement and related prospectus originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In addition, we have assumed and have not independently verified the accuracy as to factual matters of each document we have reviewed.

For purposes of rendering this opinion, we have examined originals or copies of such documents and records as we have deemed appropriate. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. It is understood that this opinion is to be used only in connection with the filing of the Registration Statement. We are opining only on the matters expressly set forth herein, and no opinion should be inferred as to any other matter.

We are admitted to practice law in the State of New York, and we render this opinion only with respect to, and express no opinion herein with respect to the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and the States of New York and, to the extent necessary for rendering this opinion, the State of Nevada.

Based on the foregoing, and the matters discussed below, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that when offered, sold and paid for, all as described in the Registration Statement, as amended, the shares currently issued, and the shares issuable upon exercise of outstanding Series A Stock Purchase Warrants, Series B Stock Purchase Warrants and Series C Stock Purchase Warrants, will be validly issued, fully paid and non-assessable.

We  are furnishing this opinion to the Company solely in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” and elsewhere in the Registration Statement and related prospectus of the Company, including documents incorporated by reference.

Very truly yours,

/s/ Sierchio & Company, LLP